Exhibit (a)(5)(Z)

Nano Dimension Increases Special Tender Offer Price for Stratasys Shares to $24.00 per Share in Cash

New Offer is 220% More Cash Than Alternative Offers

Nano Dimension will Support Exploring Strategic Industry Consolidation, Including a Potential Combination of Stratasys With 3D Systems

Nano Dimension OPPOSES Stratasys’ Proposed
Merger With Desktop Metal, Which is a Value Destructive Alternative
For Its Shareholders

Nano Dimension Announces Nominees to Stratasys’ Board of Directors
for Election at the August 2023 Annual General Meeting

Seeks Replacement of Majority of Stratasys’ Entrenched Board With NANO’s Highly Qualified Nominees Who Are Focused On Creating Value for ALL Shareholders

Tender Offer Expiration Date and Other Terms Remain Unchanged; Stratasys Shareholders Have Until 5:00 p.m., New York Time, on July 24th, 2023, to Tender Shares

To Learn More About Nano’s Vision for Stratasys and Details of Its Special Tender Offer for SSYS Shares, Visit www.StratasysValueNow.com

Contact Georgeson Toll-Free at (877) 668-1646 for Information on How to Tender

Waltham, Mass., July 10, 2023 (GLOBE NEWSWIRE) — Nano Dimension Ltd. (Nasdaq: NNDM, “Nano Dimension”, “Nano”, “NANO” or the “Company”), a leading supplier of Additively Manufactured Electronics (“AME”) and multi-dimensional polymer, metal & ceramic Additive Manufacturing (“AM”) 3D printers, today announced the following actions that highlight a clear path to maximizing value for Stratasys Ltd. (Nasdaq: SSYS) (“Stratasys”) shareholders:

1.    Nano Dimension has increased the offer price of its special tender offer (the “Offer”) from $20.05 to $24.00 per share in cash, less any required withholding taxes and without interest, to purchase between 31.9% and 36.9% of the outstanding ordinary shares of Stratasys.

•        The increased price represents a premium to all relevant Stratasys historical trading levels, including an 85% premium to the unaffected 60-day VWAP as of March 3rd, 2023. Nano’s special tender offer is the most compelling offer for Stratasys shareholders and remains the only alternative available that provides certain, near-term cash value at a significant premium and provides the quickest path for Stratasys shareholders to realize value.

•        The Expiration Date of the offer period remains unchanged at 5:00 p.m., New York Time, on July 24th, 2023 (unless further extended or earlier terminated). The successful completion of the special tender offer would increase Nano Dimension’s beneficial ownership of Stratasys to between 46% and 51% of the outstanding ordinary shares, inclusive of the approximately 14.1% of Stratasys’ outstanding ordinary shares that Nano Dimension currently owns.

2.    Tendering shares to NANO will deliver 220% more cash to Stratasys shareholders in the near-term than any currently available alternative, including the cash from a proposed 3D Systems, Inc. (NYSE: DDD) (“3D Systems”) deal,  and preserves the ability to generate future value creation through strategic M&A opportunities. As the largest shareholder of Stratasys, Nano Dimension intends to support a review of strategic alternatives to further enhance shareholder value, including through industry consolidation, possibly through a negotiated combination with 3D Systems, following the successful completion of the special tender offer.

•     Nano Dimension OPPOSES Stratasys’ proposed combination with Desktop Metal, Inc. (NYSE: DM) (“Desktop Metal”), which, as structured, is highly dilutive and greatly overvalues Desktop Metal’s cash-burning business.

3.    Nano Dimension has nominated 7 highly qualified directors with extensive track records of value creation for election to the Stratasys Board of Directors at Stratasys’ Annual General Meeting to be held on August 8th, 2023. They are nominated with the intention of replacing the majority of the Stratasys Board, which Nano believes has neglected its fiduciary duties to the detriment of Stratasys shareholders’ interests. All of Nano’s nominees have previously served as CEOs or in “C-suite” positions, through which they have created demonstrable increases in long-term shareholder value. Almost all of Nano’s candidates have multiple decades of global business experience in technology, finance, M&A and operations in manufacturing and related sectors. The nominees include:

•        Ze’ev Holtzman, who brings deep expertise in private equity, venture capital and investment banking. Mr. Holtzman founded a pioneering investment banking firm (Giza), a leading VC firm focused on early-stage innovation technology, as well as the premier database on high-tech, venture capital, startup, and private equity ecosystems.

•        Zivi Nedivi, who has decades of international business leadership experience. He formerly served as CEO of several technology companies, including Cyalume Technologies Inc. and Kellstrom Industries, Inc., and formerly served as COO of Lumenis Ltd.

•        Hanan Gino, who has prodigious experience as a CEO at international technology corporations, including Verint Security Systems and Kitov Systems as well as senior executive and head of all commercial divisions for over two decades at Orbotech Ltd.

•        Tomer Pinchas, ex-manager at PricewaterhouseCoopers New York, who brings more than 18 years of global experience in finance, M&A and operations management and previously served as CFO of multiple technology companies, including Kryon Systems LTD, myThings Inc, and DVTEL INC.

•        Nick Geddes, who co-founded the renowned industrial inkjet company Global Inkjet Systems, with leading R&D capabilities, inkjet products and services, and has been CEO and CTO for over 15 years with deep knowledge and experience leading and bringing together multi-disciplinary teams to partner with customers.

•        Yael Sandler, who brings extensive experience in leading finance and operations roles for public and private companies, having formerly held various positions at KPMG while also being a Certified Public Accountant in Israel.

•        Yoav Stern, who is a seasoned executive with a proven track record of leadership over three decades, having served as CEO and Chairman as well as an active hands-on investor in high-tech companies, specializing in machine vision, fiber optics, defense-tech, communication solutions, aerospace, and homeland security. Mr. Stern has led public and privately held companies based in the United States and globally, with operations encompassing multi-disciplinary technologies across 3-4 continents.

Additional Special Tender Offer Information

Shareholders who have validly tendered and not properly withdrawn their Stratasys shares do not need to re-tender their shares or take any other action in response to the increase in price of the Offer. Shareholders who have not yet tendered their Stratasys shares or filed a notice of objection will be given the opportunity to do so in the same manner and under the same terms and conditions as set out in the Offer.

Nano Dimension will amend its tender offer statement on Schedule TO, and the related exhibits, filed with the Securities and Exchange Commission (the “SEC”) and will disseminate a supplement to the offer to purchase to Stratasys shareholders reflecting the increased offer price.

LEARN MORE ABOUT NANO DIMENSION, ITS STRATEGY AND VISION, INCULDING ITS SPECIAL TENDER OFFER FOR STRATASYS AT WWW.STRATASYSVALUENOW.COM

FOR INFORMATION ON HOW TO TENDER STRATASYS SHARES, CALL GEORGESON, THE INFORMATION AGENT FOR THE SPECIAL TENDER OFFER, TOLL-FREE AT
(877) 668-1646

Important Information About the Special Tender Offer

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Stratasys or any other securities, nor is it a substitute for the tender offer materials described herein. A tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other tender offer documents, was filed with the SEC by Nano Dimension on May 25, 2023, as subsequently amended and supplemented. Stratasys filed with the SEC a solicitation/recommendation statement on Schedule 14D-9, as required by the tender offer rules, on May 30, 2023, as subsequently amended.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the offer to purchase, the related letter of transmittal, certain other tender offer documents and the solicitation/recommendation Statement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson LLC, the information agent for the tender offer, named in the tender offer statement. In addition, Stratasys files annual reports, interim financial statements and other information, and Nano Dimension files annual reports, interim financial statements and other information with the SEC, which are available to the public at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stratasys may be obtained at no charge on the investor relations page of Stratasys’ website at www.stratasys.com. Copies of the documents filed with the SEC by Nano Dimension may be obtained at no charge on the investor relations page of Nano Dimension’s website at www.nano-di.com.

About Nano Dimension

Nano Dimension’s (Nasdaq: NNDM) vision is to transform existing electronics and mechanical manufacturing into Industry 4.0 environmentally friendly & economically efficient precision additive electronics and manufacturing – by delivering solutions that convert digital designs to electronic or mechanical devices - on demand, anytime, anywhere.

Nano Dimension’s strategy is driven by the application of deep learning-based AI to drive improvements in manufacturing capabilities by using self-learning & self-improving systems, along with the management of a distributed manufacturing network via the cloud.

Nano Dimension serves over 2,000 customers across vertical target markets such as aerospace & defense, advanced automotive, high-tech industrial, specialty medical technology, R&D and academia. The company designs and makes Additive Electronics and Additive Manufacturing 3D printing machines and consumable materials. Additive Electronics manufacturing machines enable the design and development of High-Performance-Electronic-Devices (Hi-PED®s). Additive Manufacturing includes manufacturing solutions for production of metal, ceramic, and specialty polymers-based applications - from millimeters to several centimeters in size with micron precision.

Through the integration of its portfolio of products, Nano Dimension is offering the advantages of rapid prototyping, high-mix-low-volume production, IP security, minimal environmental footprint, and design-for-manufacturing capabilities, which is all unleashed with the limitless possibilities of additive manufacturing. For more information, please visit www.nano-di.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements. For example, Nano Dimension is using forward-looking statements in this press release when it discusses its plans to support a review of strategic alternatives to further enhance Stratasys shareholder value (including through industry consolidation and possible through a negotiated combination with 3D Systems following the successful completion of the special tender offer), the potential benefits and advantages of the special tender offer, the expiration time and date for the special tender offer, its plan to replace members of the Stratasys Board of Directors, and the comparative benefits of the Company’s tender offer weighed against the currently available alternative transactions offered to Stratasys shareholders by third parties. Because such statements deal with future events and are based on Nano Dimension’s current expectations, they are subject to various risks and uncertainties. The completion of the special tender offer would be subject to certain conditions as described in the tender offer materials, including the offer to purchase, a related letter of transmittal and other tender offer documents. Actual results, performance, or achievements of Nano Dimension could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including those discussed under the heading “Risk Factors” in Nano Dimension’s annual report on Form 20-F filed with the SEC on March 30, 2023, and in any subsequent filings with the SEC. Except as otherwise required by law, Nano Dimension undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Nano Dimension is not responsible for the contents of third-party websites.

NANO DIMENSION INVESTOR RELATIONS CONTACT
Investor Relations | ir@nano-di.com

NANO DIMENSION MEDIA CONTACTS
Kal Goldberg / Bryan Locke / Kelsey Markovich | NanoDimension@fgsglobal.com